Exhibit 21.1
Subsidiaries of Grubb & Ellis Apartment REIT, Inc.
Grubb & Ellis Apartment REIT Holdings, L.P. (Virginia)
Apartment REIT Walker Ranch GP, LLC (Delaware)
Apartment REIT Walker Ranch, L.P. (Texas)
Apartment REIT Hidden Lakes GP, LLC (Delaware)
Apartment REIT Hidden Lakes, L.P. (Texas)
Apartment REIT Park at North Gate GP, LLC (Delaware)
Apartment REIT Park at North Gate, L.P. (Texas)
Apartment REIT Residences at Braemar, LLC (North Carolina)
Apartment REIT Bay Point Resort, LLC (Texas)
Apartment REIT Towne Crossing GP, LLC (Delaware)
Apartment REIT Towne Crossing, LP (Texas)
Apartment REIT Villas of El Dorado, LLC (Delaware)
G&E Apartment REIT Arboleda, LLC (Delaware)
G&E Apartment REIT Canyon Ridge, LLC (Delaware)
G&E Apartment REIT Creekside Crossing, LLC (Delaware)
G&E Apartment REIT Kedron Village, LLC (Delaware)
G&E Apartment REIT The Myrtles at Olde Towne, LLC (Delaware)
G&E Apartment REIT The Heights at Olde Towne, LLC (Delaware)